SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this "Agreement") is made by and between Sebastien Hazard, M.D. ("Employee") and Imunon, Inc. (the "Company").

WHEREAS, Employee is employed by the Company pursuant to the terms of an offer letter dated December 4, 2023 (the "Offer Letter") and an Employee Proprietary Information Agreement dated December 7, 2023 (the "PIA"); and

WHEREAS, the parties desire to set forth the terms of Employee's termination of employment and their obligations to one another in connection with such termination of employment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1. Separation. Employee's employment with the Company will end effective as of August 9, 2024 (the "Separation Date").

2. Benefits Upon Termination.

(a) Accrued Benefits. Employee will be paid (i) Employee's current base salary through the Separation Date, (ii) Employee's accrued but unused vacation through the Separation Date, and (iii) the benefits earned, if any, under the applicable Company benefit plans and programs for the period preceding the Separation Date, in accordance with the governing documents and policies of any such benefits, plans, and arrangements (collectively, the "Accrued Benefits"). For the avoidance of doubt, (x) Employee will not receive any annual bonus related to 2023 or 2024 and (y) the retention bonus described in that certain retention bonus letter agreement by and between Employee and the Company dated May 30, 2024, shall be forfeited.

(b) Equity Awards. Without limiting the generality of Section 2(a), for purposes of determining the treatment of Employee's nonqualified stock option award and restricted stock award, each an inducement award granted on December 11, 2023 (the "Equity Awards"), Employee's termination shall be treated as a termination other than for "cause" (as defined in the agreement evidencing the Equity Awards).

(c) Severance Benefits. Subject to Employee's (1) timely execution and delivery of this Agreement and non-revocation of this Agreement during the Revocation Period (as defined below); and (2) Employee's continued compliance with Employee's obligations under this Agreement and the PIA, Employee will be entitled to receive (i) continued payment of Employee's current base salary from the Separation Date through the four-month anniversary of the Separation Date (the "Salary Continuation Payments") and (ii) subject to Employee's timely election to continue Employee's medical, dental, and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law ("COBRA") (including, if applicable, continuation of coverage for Employee's spouse and dependents), taxable payments equal to the entire amount of Employee's monthly applicable COBRA premiums through January 31, 2025 (the "COBRA Payments", and together with the Salary Continuation Payments, the "Severance Benefits"); provided, however, that the COBRA Payments shall cease

upon Employee's becoming eligible for corresponding coverage under the plan of a future employer or upon otherwise becoming ineligible for COBRA continuation coverage, and that in each case Employee shall promptly report such, coverage eligibility or COBRA ineligibility to the Company.

(d) The Severance Benefits shall be paid in accordance with the Company's regular payroll schedule, commencing with the first payroll period administratively feasible following the Separation Date so long as this Agreement has become effective; provided that, in any event, such payments shall begin not later than the 60th day following the Separation Date. The first such payment shall include any "make-up" payments for payroll periods that occurred between the Separation Date and the first payment date.

(e) Except as specifically provided in this Section 2, from and after the Separation Date, Employee shall not be entitled to any additional compensation or benefits, other than the Accrued Benefits, from the Company or any other Releasee (as defined below). Employee acknowledges and agrees that the Severance Benefits are in lieu of any severance benefits to which Employee may or could be entitled under the Offer Letter.

3. Release of Claims.

(a) Employee, on behalf of Employee, Employee's spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee (collectively, "Releasers"), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company and its parent, subsidiary and affiliated entities, each of their respective predecessors, successors and assigns, and each of their respective current, former and future directors, officers, agents, employees, attorneys, trustees, partners, members, stockholders, investors, joint ventures, and representatives, both individually and in their official capacities (collectively, the "Releasees"), from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute (collectively, "Claims"), which Employee or any other Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever arising from the beginning of time up to the date Employee executes this Agreement, including:

(i) any Claim arising from or relating in any way to Employee's employment with the Company or any other Releasee, or termination therefrom;

(ii) any Claim for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, other equity incentive, severance pay, vacation pay or any other fees, compensation or benefits;

(iii) any Claim for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

(iv) any Claim arising from or relating in any way to the statements, actions, or omissions of the Company or any Releasee;

(v) any Claim under common law or equity, including wrongful or retaliatory discharge or breach of contract, promissory estoppel, or detrimental reliance;

(vi) any Claim arising in tort, including fraud, slander, libel, defamation, disparagement, negligence, or intentional infliction of emotional distress;

(vii) any Claim arising under any federal, state, local, or foreign statute or regulation, including the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Family Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released, and the discrimination and employment laws of any state or municipality;

(viii) any Claim for breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, or breach of fiduciary duty;

(ix) any Claim arising from or relating in any way to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and Employee; and

(x) any Claim under any statute or common law regarding protection of release of unknown claims in any jurisdiction.

(b) Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to:

(i) any claim for breach of this Agreement;

(ii) any claim or right to receive the Severance Benefits;

(iii) any claim or right to receive any vested benefits, if any, that Employee is entitled to receive under the Company's broad-based employee benefit plans in accordance with the terms and conditions of such plans;

(iv) any claim or right to continuation of health plan coverage pursuant to COBRA or similar state law;

(v) any claim for unemployment insurance benefits, workers' compensation benefits, or any other state disability compensation benefits;

(vi) any claim or right which cannot be waived by law; and

(vii) any claim or right that may arise after the date Employee signs this Agreement.

(c) Nothing in this Agreement (including this Section 3) shall prevent Employee from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission ("EEOC") or with any other federal, state, or local civil rights agency. Nothing in this Agreement (including this Section 3) interferes with Employee's right to participate or cooperate in a proceeding with the EEOC or any other federal, state, or local government agency investigating or enforcing discrimination, or any other violation of state or federal law. However, in the event that a complaint is filed against the Company or its successors, assigns or affiliates on Employee's behalf or by Employee with an administrative agency relating to any act or omission occurring prior to the date of this Agreement, Employee waives and relinquishes any claim for damages or monetary recovery, except for any monetary award from the SEC or another government-administered whistleblower program. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Company or any other Releasee with any government agency or any court.

4. Confidentiality of Information.

(a) Employee acknowledges that Employee's obligations under the PIA are unaffected by this Agreement and that such provisions continue in full force and effect. Employee agrees that Employee remains bound by the covenants in the PIA and agrees to comply with them.

(b) Protected Disclosures. Employee fully understands that, notwithstanding any other provision of this Agreement (including this Section 4 and Section 5) or the PIA, nothing in this Agreement or the PIA:

(i) Prohibits Employee from communicating with government agencies about possible violations of law or otherwise providing information to government agencies entities or participating in government agency investigations or proceedings, or prohibits Employee from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee is not required to notify, or seek authorization from, the Company if Employee makes such reports;

(ii) Restricts, restrains, interferes with, or coerces Employee in the exercise of Employee's rights under the National Labor Relations Act, including, without limitation, Employee's rights to (A) engage in communications or actions with any coworker or other person or entity, in any medium, regarding any labor issue, dispute, or term or condition of employment; (B) file a charge with the National Labor Relations Board or assist others in doing so; or (C) participate or cooperate in any investigation or proceeding by the National Labor Relations Board;

(iii) Prevents Employee from discussing or disclosing information about unlawful employment practices, such as harassment, discrimination, retaliation, or any other conduct that Employee has reason to believe is unlawful; or

(iv) Prevents disclosure of Proprietary Information (as defined in the PIA) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the minimum extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Company and provide all assistance the Company reasonably requires to contest such law, regulation or order.

(c) Defend Trade Secrets Disclosure. Employee is hereby notified that Employee may be entitled to immunity from liability under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) for certain disclosures of trade secrets, provided that such disclosure (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to court order.

5. Non-Disparagement. Employee agrees that, to the extent permitted by law and except as otherwise permitted by Section 4(b) above, Employee shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company's or its affiliates' current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees, advisors and agents as a group.

6. Company Affiliation. Employee agrees that, following the Separation Date, Employee will not hold himself out as an officer, employee, or otherwise as a representative of the Company, and Employee agrees to update any directory information that indicates Employee is currently affiliated with the Company. Without limiting the foregoing, Employee confirms that, within 3 days following the Separation Date, Employee will update any and all social media accounts that reference his current employment with the Company (including, without limitation, LinkedIn, Facebook, and Twitter) to reflect that Employee is no longer employed by or associated with the Company.

7. Remedies. If Employee breaches or threatens to breach any provision of Section 4, 5 or 6 of this Agreement or the PIA, or brings or threatens to bring an action for any released Claim against any Releasee, or any of the representations made by Employee herein are or become untrue, Employee shall immediately forfeit all Severance Benefits not yet made or due to Employee. In addition, the parties acknowledge that the Company's damages at law would be an inadequate remedy for the breach by Employee of any provision of Section 4, 5 or 6 or the PIA, and agree in the event of any actual or threatened breach of Section 4, 5 or 6 or the PIA that the Company may obtain temporary and permanent injunctive relief restraining Employee from such breach without bond or other security, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and if the Company prevails in such suit, it shall be entitled to its costs, including its reasonable attorney's fees and expenses, incurred in enforcing these provisions.

Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 4, 5 or 6 or the PIA.

8. Return of Company Property. Employee agrees that, no later than the Separation Date, Employee will return or, at the Company's direction, destroy, to the Company (a) all materials belonging to the Company, including documents, correspondence, plans, records, notes, drawings, software, files (computer or hard copy), Proprietary Information (as defined in the PIA) or papers and any copies thereof in Employee's possession or control, including in particular all documents, correspondence, plans, records, notes, drawings, software, files (computer or hard copy), or papers and any copies thereof Employee has relating to the Company's members, vendors, finances, processes, methods of operation, research or development, that was made, compiled by, delivered to or received by Employee during or as a result of employment with the Company, and (b) all other property of the Company, including all identification cards and passwords, credit or charge cards, Company telephones, pagers, computers, printers or other equipment and keys. The Company will provide Employee with instructions for returning such Company property.

9. Cooperation. Employee agrees to cooperate with the Company (including by making Employee reasonably available to the Company) in order to ensure an orderly transfer of Employee's duties and responsibilities, as may be determined by the Company in its sole discretion. Employee further agrees that, during and after the Separation Date, Employee will promptly provide such information as the Company may reasonably request with respect to (x) any transaction related to the Company, (y) matters under investigation by the Company or any government agency, or (z) any other matter in which Employee was involved in any way while providing services to the Company or about which Employee had knowledge

10. Acknowledgements. Employee acknowledges and recites that Employee:

(a) has executed this Agreement knowingly and voluntarily;

(b) has read and understands this Agreement in its entirety and is fully aware of the legal and binding effect of this Agreement;

(c) has not relied upon any representation or statement, whether written or oral, that is not set forth in this Agreement;

(d) has been advised and directed orally and in writing (and this clause (d) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this Agreement before executing it;

(e) has been given at least 21 days to consider this Agreement and understands that Employee may revoke this Agreement for a period of seven (7) days after Employee signs this Agreement (the "Revocation Period") by notifying the Company in writing by email to Stacy Lindborg (slindborg@imunon.com), and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day Revocation Period;

(f) understands and agrees that this Agreement requires Employee to execute a release of claims in favor of the Company, and that by executing and not revoking the Release, Employee will waive any and all rights or claims Employee might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Employee has received consideration beyond that to which Employee was previously entitled; and

(g) has not been forced by any employee or agent of the Company to sign this Agreement and has had an opportunity to negotiate the terms of this Agreement.

11. No Other Payments Due; No Work-Related Injuries. Employee represents and affirms that as of the date Employee executes this Agreement that no other compensation, wages, bonuses, and/or benefits are due to Employee, except as provided for in this Agreement. Employee also acknowledges that Employee has reported to the Company any and all work-related injuries, if any, incurred during Employee's employment of which Employee is aware as of the date hereof. Employee further acknowledges and agrees that the Company shall not be obligated to provide Employee with any payments and/or benefits not identified in this Agreement.

12. No Admission of Liability. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company or any Releasee of any improper or unlawful conduct.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party (or Releasee) to require the performance of any term or obligation of this Agreement, or the waiver by any party (or Releasee) of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Severability. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

15. Amendment. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by written agreement executed by the Company and Employee.

16. Withholding and Section 409A.

(a) Withholding. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by Employee, as determined by the Company in its sole discretion.

(b) Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, "Section 409A") and all provisions of this Agreement shall be construed in a manner consistent with the requirements for preventing

taxes or penalties under Section 409A, as determined by the Company in its sole discretion. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to the Company or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a "Separation from Service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," "separation from service" or like terms shall mean such a Separation from Service. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, Employee is a "specified employee" within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six (6) months after Employee's separation from service will instead be paid in the seventh (7th) month following Employee's separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

17. Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. This Agreement may be executed by any electronic signature complying with the U.S. ESIGN Act of 2000, as it may be amended. Employee agrees to return the executed Agreement to the Company via an electronic signature program (*e.g.*, DocuSign) or via private courier service (*e.g.*, FedEx), attention to:

Imunon, Inc.
Attn: Stacy Lindborg
997 Lenox Drive, Suite 100
Lawrenceville, NJ 08648

18. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) one business day after being deposited with an overnight courier service (costs prepaid), (iii) when sent by facsimile, e-mail, or other electronic delivery method if sent during normal business hours and on the next business day if sent after normal business hours, in each case with confirmation of transmission by the transmitting equipment, or (iv) when received or rejected by the addressee, if sent by certified or registered mail, return receipt requested, postage prepaid, in each case to the addresses, facsimile numbers and e-mail addresses set forth, and addressed to the attention of the person designated (by name or title) below, as applicable, as may be changed by notice to the other party hereto as provided herein:

To the Company: Imunon, Inc.
Attn: Stacy Lindborg, President and Chief Executive Officer
997 Lenox Drive, Suite 100
Lawrenceville, NJ 08648
Email: slindborg@imunon.com
Fax: 609-896-2200

To Employee: Sebastien Hazard, M.D.
Most recent address and e-mail address in the Company's records

19. Entire Agreement. This Agreement, together with the PIA and the Equity Awards, contains the entire agreement between the Company and Employee relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Company and Employee with respect to the subject matter hereof, including the Offer Letter.

20. Governing Law; Dispute Resolution. This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Any disputes arising out of this Agreement shall be brought a court of competent jurisdiction in the New Jersey.

21. Construction. This Agreement shall be deemed drafted equally by both the Company and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) "includes" and "including" are each "without limitation"; (iii) "herein," "hereof," "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (iv) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

22. Consideration Period; Effectiveness. This Agreement must be executed by Employee no later than the 21st day after the date the first draft of this Agreement was provided to Employee, and any changes to this Agreement, whether or not material, will not restart the Revocation Period. The Agreement shall be null and void if executed by Employee outside of the Revocation Period. The Agreement shall become effective on the 8th day following the date on which Employee timely executes this Agreement (the "Effective Date").

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Imunon, Inc.

Stacy Lindborg

____

By: Stacy Lindborg
Title: President & Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least 21 days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in 7 days.

Accepted and Agreed:

Signed by:
Sebastien Hazard
____
Sebastien Hazard, M.D.

Date: 8/24/2024